Exhibit 6.6

LEASE AGREEMENT

The following contains all the terms and conditions of a lease arrangement ("Lease") by and between One Chestnut Street Limited Partnership, its successors and assigns, whose mailing address is P.O. Box 3753, Nashua, NH 03061 ("Lessor"), and Colonial Electronic Manufacturers, Inc., whose current mailing address is One Chestnut Street, Nashua, NH 03060 ("Lessee") for the lease of certain space located in the building at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Lessor and Lessee agree that the Lessor shall demise and lease unto the Lessee and the Lessee shall lease space in the Building as follows:

1. PREMISES. The leased space consists of the following:

A. Approximately 2950 square feet of office space located on the second floor of the Building, such space known as: Office No. 201, 202, 203, 204, 208, 209, 212, 212A, 218, 219, 221. Such space is currently occupied by Lessee under the Prior Lease, with the exception of Office No. 208 and 209.

B. Approximately 17,685 square feet of warehouse space located on the second floor of the Building, such space known as: Warehouse Suite No. 2B, 2C, 2D, 2E, 2F, 2G, 2H, 2L, 2M-N. All such warehouse space is currently occupied by Lessee under the Prior Lease, with the exception of Warehouse Unit No. 2L and 2M-N which is located in the central area of the second floor.

Such leased space described above shall be referred to as the "Premises" and is indicated on Schedule One attached hereto.

2. **TERM.** The term of this Lease shall commence as of October 1, 2010 ("Lease Anniversary Date") and unless earlier terminated this Lease shall continue until September 30, 2014, at which time the Lease shall terminate.

Upon the expiration of this Lease or any extended term, Lessee shall vacate the Premises and remove all of its personal property, equipment, and other contents.

3. RENT. The Lessee shall pay to the Lessor the base rent as follows:

The base rent payable for the Premises shall be one hundred and twelve thousand dollars ($112,104.00) per annum, payable in monthly installments of nine thousand three hundred and forty two dollars ($9,342.00). The base rent shall increase by three per cent (3%) on each Lease Anniversary Date of the Lease.

The monthly rent installments shall be payable in advance on the first day of each calendar month. In addition to the base rent, Lessee shall reimburse to Lessor on a monthly basis for all of its electrical usage within the Premises as described in Paragraphs 1B above, such amount to be paid on an estimated basis to be reasonably agreed upon between Lessor and Lessee. It is currently estimated that the current use of electricity is $600.00 per month plus the electrical charges related to the use of window air-conditioners.

All property taxes, insurance and other common area charges are included in the base rent. All rent shall be mailed to One Chestnut Street Limited Partnership, c/o Tichnor Properties, P.O. Box 3753, Nashua, NH 03061, or to other such persons or other places as directed from time to time by Lessor. All rent and any other sums due under this Lease not paid within five days of the date due shall bear interest at the rate of ten percent per annum from the due date until paid.

Upon the execution of this Lease, Lessee shall pay the first month's rent.

4. USE. (a) The Premises described in Paragraph 1A above shall be used only for general office use in conjunction with Lessee's warehouse and assembly operation and for no other use. The Premises described in Paragraph 1B above shall be used only for the light assembly, warehousing and shipment of Lessee's electronic component products and for no other purpose.

(b) The Premises are leased, and all other rights set forth herein are granted, subject to all easements, mortgages, restrictions and other matters of record affecting the building and lot on which the building is located. To the best of Lessor's knowledge and belief, Lessor represents that no such matter prevents use of the Premises as permitted above.

(c) Lessee warrants and represents that it shall not utilize the Premises in excess of Lessor 200 PSF floor loading requirements. Lessee also warrants and represents that it shall not store, transport, use, discharge or release (or permit any other person to store, transport, use, discharge or release) any hazardous material or waste or any odor-producing chemicals or processes at the Premises or within the building or elsewhere on the land on which the building and the Premises are located.

(d) Lessee shall at its sole expense be responsible for the prompt removal of all trash, refuse, and the like from the Premises.

(e) Lessee warrants that its use of the Premises shall be in compliance with all city, state and federal laws, rules and regulations, including but not limited to all zoning laws. The Lessee agrees to conform to all of the laws, by-laws, rules and regulations of all governmental authorities have jurisdiction over the Premises, and to save Lessor harmless from any fines, penalties or other costs related to any violations regarding the Premises by Lessee. The Lessee shall not permit any use of the Premises which will make voidable any insurance on the property of which the Premises are a part, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association of any similar body succeeding its powers. The Lessee shall on demand reimburse Lessor for all extra premiums caused by Lessee's use of the Premises over and above those premiums which would result from the present rating on the building of which the Premises are a part.

(f) Lessee shall not produce excessive noise within the Premises or within the Building. Lessee shall use anti-vibrating pads under any machinery or compressors it uses, and shall use soundproofing around any compressors. Lessee also agrees to install sound-reduction material on the walls if the noise from its compressor or machinery produces noise which can be heard outside the Premises. Lessor shall approve the size and type of any compressor to be utilized within the Premises.

(g) Hazardous Waste. Without limiting the generality of its other covenants hereunder, Lessee agrees in regard to the use and occupancy of the Premises to comply with all environmental laws, rules, regulations, statutes and ordinances, including, without limitation, those applicable to "hazardous substances". The Lessee unconditionally, absolutely and irrevocably indemnifies and agrees to defend and hold harmless the Lessor and its officers, employees, agents, contractors and those claiming by, through or under Lessor, from and against all loss, cost and expense (including, without limitation, attorney's fees) of whatever nature suffered or incurred by the Lessor on account of the use, release or discharge from the Premises by Lessee or by its agents, contractors, employees or assigns, of "hazardous substances", including, without limitation, any claims, costs, losses, liabilities and expenses arising from the violation (or claimed violation) of any environmental laws or the institution of any action based upon nuisance, negligence or other tort theory alleging liability due to Lessee's improper generation, storage, disposal, removal, transportation or treatment of hazardous substances or the imposition of a lien on any part of the Premises under any federal, state or local laws pursuant to which a lien may be imposed due to the existence of hazardous substances; provided that Lessee shall have no obligations or liability hereunder for preexisting conditions on the Premises.

For purposes of this section, "hazardous substances" shall include "oil", "hazardous materials", "hazardous waste", or "hazardous substances" (collective, the "Hazardous Materials"), asbestos and asbestos-containing materials, as such terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq. as amended and the regulations promulgated hereunder and all applicable state and local laws, rules and regulations

5. ALTERATIONS AND ADDITIONS.

(a) Lessee has made a complete visual inspection of the Premises and is leasing the Premises on an "as is" basis, without relying upon any representations or warranties whatsoever from Lessor with respect to the Premises, the condition thereof or suitability for any particular purpose, and without any obligation on the part of the Lessor to make any alterations or improvements for Lessee's occupancy, except as stated in section 5(c) below. The Lessee shall not make any alterations to the Premises, except with the written approval of Lessor in advance of any alterations. Any such allowed alterations or additions shall be at Lessee's expense and shall be completed in a good and workmanlike manner. At the termination of this Lease, the Lessee shall turn back the Premises in the same condition as at the commencement, reasonable wear and tear excepted. All walls, electrical wiring and other items considered to be fixtures shall not be removed from the Premises during or at the expiration of this Lease without the express prior approval of Lessor. Lessee shall also be responsible for making sure that the Premises are operated in compliance with all fire-safety codes, rules and regulations.

(b) Lessee acknowledges that Lessor is not making any alterations or improvements to the utilities and services, except as stated in (c) below. Lessee represents that it does not need any services beyond what currently exists, except as stated in (c) below.

(c) Lessor agrees to do the following in Warehouse Suite No. 2M, N, and L: to paint the floors, to install sheetrock on any unfinished walls, and to install up to two doorways at Lessee's discretion. Lessee shall reimburse Lessor only for the cost of materials.

(d) Lessee shall not permit any mechanics' liens or similar liens to remain upon the Premises for labor and materials furnished to Lessee or claimed to have been furnished to Lessee and shall cause any such lien to be released of record immediately without cost to Lessor. Lessee shall also obtain a valid certificate of occupancy after any alterations or improvements are made, if so required. Any work performed by Lessor shall be excluded from this provision.

(e) Lessee shall not obstruct in any manner any portion of the Building or the Premises, or any windows or doors, without the written approval of Lessor.

(f) Lessee shall keep the Premises equipped with any and all safety appliances as required by law or regulation of any public authority.

6. MAINTENANCE OF THE PREMISES. Lessee shall be responsible for maintenance and repairing of the Premises, and agrees to maintain the interior of the Premises in the same condition as they are at the commencement of the term, or as they may be put in during the term, reasonable wear and tear excepted. Lessor shall be responsible for the maintenance, operation and repair of the building systems and the building structure of which the Premises are a part, including the roof, except for such repairs necessitated by the negligence or misconduct of Lessee, its agents, employees and contractors. Lessee shall be responsible for the maintenance, repair and operation of any electrical and telephone wiring and fixtures within the Premises.

7. ACCESS AND COMMON AREAS. (a) Lessee shall be limited to the exclusive use of only the leased space which is considered the Premises and shall not have the right to use any other space within the building, except for the common areas related to the second floor. Lessee shall utilize the loading docks and elevators located on the north side of the Building, and such use shall be on a nonexclusive basis and during regular business hours, unless specific arrangements are made with Lessor.

Lessee acknowledges that there are other tenants on the second floor and throughout the Building and that it will not interfere with the use and enjoyment of any other tenants' (current or future) leases. There is no smoking allowed within the Premises or the common areas of the building. At Lessee's request, Lessor shall provide a mailbox to Lessee in the front lobby of the building at no additional cost.

(b) Access to the Building shall be during the normal business hours of the building. The normal business hours are Monday through Friday from 7:00 AM until 7:00 PM and Saturday from 7:00 AM until 1:00 PM. A perimeter alarm system is activated during all nonbusiness hours. Upon request

from the Lessee, Lessee shall be given access to the building to bypass the alarm system so that Lessee can access the Premises on a 24 hour basis. However, it is understood that the loading docks will only be available during normal business hours.

(c) Lessee shall be entitled to the use of 10 unreserved parking spaces in the front parking lot and up to 55 unreserved parking spaces in the rear parking lot at no additional charge.

8. SIGNAGE. Lessee shall not be permitted to place any signs on the property of Lessor without the written consent of Lessor. At Lessee's request, Lessee's name shall be listed on the building directory in the lobby of the Building and on the marquee sign in the front of the Building.

9. WAIVER AND INDEMNIFICATION. The Lessee hereby (a) indemnifies and agrees to defend and hold Lessor, its partners, agents, employees, contractors and guests harmless on account of any damage or injury to any person or property occurring in, on or about the Premises, arising out of or by the use or occupancy of the Premises by the Lessee or arising from the failure of the Lessee to keep the Premises in satisfactory condition or arising out of any breach by Lessee of its obligations hereunder; and (b) waives any and all claims against Lessor, its agents, employees, contractors and guests for damages to its goods or equipment located on, in or about the Premises or elsewhere in the building or on the property and for injuries to persons on, in or about the Premises from any cause whatsoever arising at any time, except for the negligence or willful misconduct of Lessor or his employees but in such case, Lessor's liability shall be limited to damage to furniture, furnishings and business equipment typically found in an office and Lessor shall have no responsibility for indirect or consequential damages, damages to computer software and data or other unusually valuable or proprietary property. Lessor shall not be liable to Lessee, its agents, employees, contractors or guests for any damage by or any act of fault or negligence of any third party.

10. INSURANCE. The Lessee agrees at its sole expense to at all times during the term of this Lease to keep in force a policy of commercial general liability insurance written on an all-risks basis insuring Lessor, its mortgagees and its direct and indirect owners, and the managers, directors, officers, trustees, agents, employees, property management companies, and contractors of any of the foregoing and other parties as may be designated by Lessor from time to time, and Lessee, as their respective interests may appear, against all claims, demands or actions for injury, death, and property damage in amounts not less than those specified below (as such amounts may, from time to time, be reasonably increased by Lessor). Such liability insurance shall be with a carrier licensed and in good standing in New Hampshire and shall provide coverage as follows:

Combined Single Limit for Bodily and Property Damage—
$2,000,000 each occurrence and $2,000,000 aggregate

A Certificate of Insurance evidencing the aforementioned coverage (together with satisfactory evidence of the payment of the premium thereon if requested by Lessor) shall be deposited with Lessor and any other parties designated by Lessor at the beginning of the lease term and, upon renewals of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Lessee fails to comply with any of the foregoing requirements, Lessor may obtain such insurance on

behalf of Lessee and may keep the same in effect, and Lessee shall pay Lessor, as additional rent, the premium cost thereof upon demand. The provisions of this Section 10 shall survive the expiration of the term or earlier termination of this Lease. Such insurance certificate shall provide that such policies shall not be canceled, terminated or changed without at least thirty days prior written notice to the Lessor and Lessee.

11. SURRENDER. Upon the expiration or other termination of this Lease, Lessee shall remove all of its goods and effects, and will peaceably yield up to the Lessor the Premises broom clean and in the same condition as at the commencement of this Lease, reasonable wear and tear excepted. Lessee shall immediately repair all damage or injury to the Premises, fixtures, appearances and equipment or to the building caused by Lessee's installation or removal or personal property or resulting from the negligence or tortious conduct of Lessee, its servants, employees, agents or visitors. Lessee shall also deliver to the Lessor all keys and locks to the Premises. In the event that the Lessee fails to remove any of Lessee's property from the Premises, Lessor is authorized, without liability to Lessee for the loss or damage thereto, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

12. DEFAULT. In the event that (a) the Lessee shall default in the payment of the rent, expenses or other sum specified in this Lease and such default shall continue for five days after written notice thereof; or (b) the Lessee shall default in the performance or observance of any other covenant, term or condition under this lease, and such default is not corrected within twenty-one days after written notice thereof; or (c) the Lessee or any guarantor hereunder shall be declared bankrupt or insolvent according to the law, or if any assignment shall have been made of the Lessee's property for the benefit of creditors, then the Lessor shall have the right to terminate this Lease and may at any time thereafter, without being liable to any prosecution for reentering, reenter the Premises and recover complete possession thereof, and to remove the Lessee's effects without prejudice to any remedies which might be otherwise used for arrears in rent or other default. The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term. If the Lessor makes any expenditure or incurs any obligations for the payment of money in connection therewith, including but not limited to, reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of 10% per annum and costs, shall be paid to the Lessor by the Lessee as additional rent. Time shall be of the essence in the performance of any of Lessee's obligations herein.

13. FIRE, CASUALTY AND EMINENT DOMAIN. Should a substantial portion of the Premises, or the Building in which the Premises is located, be substantially damaged by fire or other casualty, or be taken by eminent domain, the Lessor may elect to terminate this Lease by giving written notice to the Lessee. When such fire, casualty or taking renders the Premises substantially unsuitable for their intended use, a just a proportionate abatement of rent shall be made, and the Lessee may elect to terminate this lease by giving written notice to the Lessor if: (a) the Lessor fails to give written notice within thirty days of its intention to restore the Premises, or (b) the Lessor fails to restore the Premises to a condition substantially suitable for their intended use within ninety days of said fire, casualty or taking. The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee for may

have for damages or injury to the Premises for any taking by eminent domain, except for damage to the Lessee's fixtures, property or equipment.

14. SUBORDINATION. This Lease shall be subject to and subordinate to any mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter, a lien or liens on the property of which the Premises are a part, and the Lessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show subordination of this Lease to said mortgages, deed of trust or other such instrument in the nature of a mortgage.

15. SUBLETTING AND ASSIGNMENT. Lessee shall not assign this Lease or sublease the Premises without the prior written consent of Lessor, which shall not be unreasonably withheld.

Unless Lessor expressly agrees to terminate the Lease or Lessee's obligations hereunder, in no event shall any such assignment or subletting relieve the Lessee named herein of any of the obligations of the Lessee hereunder and Lessee shall remain fully and primarily liable therefore and the liability of Lessee and such assignee (or subtenant, as the case may be) shall be joint and several. Consent to one assignment or subletting shall not destroy or waive this provision, and all later assignments or sublettings shall likewise be made in accordance with the terms and conditions of this Section 15. Assignees shall become liable directly to Lessor for all obligations of Lessee hereunder, without relieving Lessee's liability.

16. COMPLIANCE WITH LAWS AND RULES/REGULATIONS. The Lessee agrees to conform to all the laws, by-laws, rules and regulations of all governmental authorities which have jurisdiction over the Premises, and to save the Lessor harmless from any fines, penalties or other costs related to any violations regarding the Premises by Lessee. Lesee also acknowledges receipt of the Lessor's rules and regulations. Lessee shall conform to all reasonable rules now or hereafter promulgated by Lessor applicable to all lessee's of the Building for the care and use of the Premises, the common areas and the Building.

17. INSPECTION. The Lessee agrees that the Premises shall be open to inspection by Lessor or its agents at reasonable times.

18. BROKER'S FEE. Lessee represents that there are no brokers involved in this transaction and that there are no brokers fees due as a result of the execution of this Lease. Lessee shall pay, hold harmless and indemnify Lessor from and against any and all costs, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof.

19. PARTNERSHIP; NO LIABILITY. In the event that the Lessor is a partnership or a trustee, no such partnership or trustee nor any beneficiary nor any shareholder of said trust and no partner, General or Limited, of such partnership shall be personally liable to anyone under any term, condition, covenant, obligation or agreement expressed herein or implied hereunder or for any claim of damage

or cause at law or equity arising out of the use or occupancy of the Premises, the use or the maintenance of the building or its approaches and equipment.

20. REPRESENTATIONS. Both Lessor and Lessee represent and warrant that they each have the full right, power and authority to execute and perform this lease. The signatories on behalf of the parties each warrant and represent that they have the authority to enter into this Lease and that each party will rely on these representations.

21. INTERPRETATION. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state of New Hampshire.

22. SUCCESSORS AND ASSIGNS. All the provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective successors, legal representatives and assigns.

23. REMEDIES. The remedies herein granted to Lessor shall be cumulative and the exercise of any one remedy by Lessor shall not be to the exclusion of any other remedy.

24. WAIVER: No consent or waiver, express or implied by Lessor, to or of any breach of any covenant, condition or duty of Lessee, shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

25. SEPARABILITY. If any provision of this Lease or any portion of such provision or the application thereof to any person or circumstance is held invalid, the remainder of the Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

26. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by certified or registered mail, return receipt requested, to the addresses first stated above.

27. LESSEE'S ESTOPPEL CERTIFICATE. From time to time, within fifteen (15) days next following any request by Lessor or any mortgagee of the property, Lessee shall deliver to Lessor and/or such mortgagee a written statement executed by Lessee and satisfactory to Lessor and such mortgagee, (A) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (B) setting forth the date to which the rent and other payments due under this Lease have been paid, (C) stating whether or not, to the best knowledge of Lessee, Lessor is in default under this Lease, and, if Lessor is in default, setting forth the specific nature of all such defaults, and (D) as to any other matters pertaining to this Lease reasonably requested by Lessor or such mortgagee. Lessee acknowledges that any statement delivered pursuant to this Section 24 may be relied upon by any purchaser or owner of the property or any part thereof, or Lessor's interest in the property or any part thereof, or by any mortgagee of the property, or by an assignee of any such mortgagee.

28. PRIOR LEASE. Lessor And Lessee each acknowledge that this Lease shall succeed any prior leases between the parties, including the Lease between the parties dated as of November 22, 2005, as amended by six lease amendments ("Prior Lease"). Any security deposits made under such Prior Lease shall be transferred to this Lease, and all other terms and conditions intended to survive the Prior Lease shall remain in full force and effect. Lessor and Lessee each acknowledge that any work performed under Paragraph 5 of the Premises during the term of the Prior Lease shall be incorporated into this Lease.

28. ENTIRE AGREEMENT. This Lease contains the entire understanding between the parties and may only be modified in writing and executed by both parties hereto. Lessor has made no representations with respect to the Premises except as expressly set forth herein.

In Witness Whereof, the parties agree that the above represents all the terms and conditions of their agreement. Dated as of this 15TH day of OCTOBER, 2010.

LESSOR:

BY: ______________________________
ONE CHESTNUT STREET LIMITED PARTNERSHIP

LESSEE:

BY: ______________________________
COLONIAL ELECTRONIC MANUFACTURERS, INC.

Title: PRESIDENT

FIRST LEASE ADDENDUM

The following shall serve as a FIRST Lease Addendum to the lease dated as of October 15, 2010 ("Lease"), by and between One Chestnut Street Limited Partnership ("Lessee") and Colonial Electronic Manufacturers, Inc. ("Lessee") for the lease of space located on the second floor in the building located at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt of which is hereby acknowledged, the Lessor and the Lessee agree to amend the Lease as follows:

1. The Premises under Paragraph 1 of the Lease shall be amended as follows:

   a. Office Suite No. 209 shall be deleted from the Premises
   b. Office Suite No.s 207 and 213 located in the office section of the second floor of the Building and such space containing a total of 550 square feet, shall be added to the Premises.

Lessee is leasing this additional space on an "as is" basis, and Lessor shall not be required to undertake any work or improvements to the above described additional space.

2. The base rent payable for the Premises under Paragraph 3 of the Lease shall be increased by $4716.00 per annum, payable in monthly installments of $393.00. Such additional base rent shall be subject to all of the provisions of Paragraph 3 of the Lease.

All of the provisions of this FIRST Lease Addendum shall be effective as of April 1, 2012, and shall become incorporated into the Lease. All other terms and conditions of the Lease shall remain in full force and effect.

Dated as of this 9th day of April, 2012.

ONE CHESTNUT STREET LIMITED PARTNERSHIP
"Lessor"

COLONIAL ELECTRONIC MANUFACTURERS, INC.
"Lessee"

Colonialadd-12

TICHNOR PROPERTIES
ONE CHESTNUT STREET
NASHUA, NH
RULES AND REGULATIONS

In accordance with the terms of your lease, the following is a summary of the pertinent rules and regulations for One Chestnut Street. These rules and regulations do not supersede any of the terms or conditions of your lease.
Please call us if you have any questions.

1. **Security/Alarm System** – Tichnor Properties maintains a perimeter building alarm system that is monitored by a Central Station and the Nashua Police Department. The alarm system is deactivated as follows: Monday through Friday: 7:00 am – 7:00 pm, and Saturday: 8:00 am – 1:00 pm. At all other times, the perimeter building alarm system is activated for your security. The alarm system is also activated during major legal holidays. Access cards are available for 24-hour access into the building; however, loading docks and freight elevators are only available for use during regular business hours. The front lobby door will be unlocked during regular business hours. In addition, we advise that you install your own security system for your premises.

2. **Access Cards** – The first three (3) electronic access cards for your business will be provided free of charge. Additional cards will be provided at a cost of $10.00 per card. There will be a $25.00 replacement charge for lost or non-returned cards or keys issued to the premises.

3. **Fire Alarm/Power Outage** – In the event that a fire alarm sounds, it is imperative for your safety, that without exception everyone immediately evacuate the building. Follow the posted evacuation route, gather in the front parking lot, and wait for the fire department to give the "all clear" before re-entering the building. In the event of a power outage, you should gather personal belongings or important files, and then it is imperative that everyone evacuate the building. The emergency lights in the corridors are intended to aid in evacuation, but do not provide long-term lighting. **We strongly urge you to install proper surge protection and battery back-up for your computer and phone equipment.**

4. **Cleaning & Maintenance** – Tichnor Properties is responsible for the cleaning and maintenance of all the common areas. Tenants are responsible for the cleaning and maintenance of their own premises, as well as disposing of their own trash and pallets. Yellow "banana boat" trash receptacles located in the warehouse sections of the 2nd, 3rd and 4th floors are to be used for bagged office trash only – no furniture, computers, computer monitors, or other objects may be placed in these receptacles. Littering or other abuse of common areas is considered to be a violation of the terms of your lease. You will be charged for excessive use of our trash dumpsters.

5. **Recycling Containers** – As an accommodation to our tenants and to encourage recycling, Tichnor Properties provides 2 single-sort recycling containers, located on the 1st floor, for the recycling of cardboard, office paper, newspaper, catalogs, plastic, glass, aluminum beverage cans, etc. Any cardboard must be flattened and must fit inside the containers with the lid closed. Because these containers are provided for the use of all tenants, Tichnor Properties will have the discretion to assess a fee to those who regularly dispose of excess cardboard.

6. **Snow Removal** – Tichnor Properties will be responsible for all snow removal and parking lot maintenance.

7. **Telephone** – Each office has telephone jacks (warehouse space may or may not have jacks). Tenants will be responsible for installing their own telephone lines and additional jacks. Once you have activated a new phone number, it still has to be connected to the internal wiring of the building. Tenants must hire their own vendor, which Tichnor Properties must approve in advance. No one has access to the telephone closets in the building without the presence of Tichnor Properties staff.

8. **Internet Access** – Tenants will select their own Internet service provider. However, the building has been pre-wired for high-speed Internet access through Comcast. In addition, Fairpoint and other DSL and wireless alternatives are available.

9. **Utilities** – Tichnor Properties is responsible for maintaining the building systems except for telephone, or as agreed to between yourself and Tichnor Properties. Tenants must inform Tichnor Properties of their electrical requirements so that all of their needs can be met, and so that an estimated monthly electrical charge can be agreed upon. Please read your lease for details related to utilities. Further, please note that Tichnor Properties is not responsible for utility problems that originate outside of One Chestnut Street (for example, power outages due to burst water pipes in street, utility pole work, etc.).

10. **Alterations and Additions** – Any and all changes within your leased premises, including electrical, carpentry, plumbing, locks (doors), structural or non-structural in nature, must be approved in advance and in writing by Tichnor Properties. **All vendors/contractors must be properly licensed and approved by Tichnor Properties prior to any work being done.**

11. **Smoking** – One Chestnut Street is a designated "no smoking" building, and smoking is not permitted within leased tenant spaces or in any common areas. This is in compliance with state and local regulations. However, there are designated smoking rooms on the second and third floors.

12. **Pets** – No pets are allowed in the building at any time. There are no exceptions.

13. **Restrooms** – All tenants should use the restrooms designated in their leases.

14. **Parking** – Each tenant has a certain number of non-exclusive parking spaces allocated to them, whether in the front or back lot, as designated in their lease. Office tenants are allocated parking stickers for the front parking lot if indicated in their lease. Tenants and their employees without parking stickers MUST park in the back lot. Vehicles in the front lot without a valid sticker are subject to being towed. There are specific parking spaces designated for visitors and for handicapped parking. Tichnor Properties reserves the right to implement a sticker program for the back parking lot. **There is no overnight parking in either lot unless specifically requested in writing and approved by Tichnor Properties.**

15. **Warehouse/Freight Elevators/Loading Docks** – Please be considerate of all tenants, whether it is in regard to the loading area, use of freight elevators, common areas, cleanliness, noise, etc. When utilizing the freight elevators, please make sure you off-load in a timely manner so you do not to tie up the freight elevators any longer than necessary. Elevator doors must be kept closed when not in use. When utilizing the loading docks, please make sure the dock doors are closed when you are finished. Freight elevators and loading docks are only available during business hours when the building is open.

16. **Passenger Elevator** – Bicycles, equipment, and/or freight deliveries are not permitted in the passenger elevator.

17. **Mail** – Upon request, each tenant will be assigned a postal box and key. Mailboxes are located in the lobby/1st floor area of the building. The U.S. Postal Service maintains these mailboxes. If you receive an over-sized package through the U. S. Mail that will not fit in your regular mailbox, a numbered key to a larger set of boxes will be left in your assigned mailbox by the Mail Carrier. These larger boxes are located across from the 1st floor elevator. We have a U.S. Postal Service mailbox located in the 1st floor lobby area – mail pick-up is Monday through Friday at 5:00 pm.

UPS Drop Box - A UPS Drop Box is located next to the mail box. The UPS drop box is picked up Monday through Friday at 6:30pm. Some supplies are located in the drop box.

18. **Signage** – Tichnor Properties will provide all tenants with signage for the Lobby Directory, the appropriate Floor Directory, as well as their unit sign. Tichnor Properties must approve any and all additional signage. Tenant listings for the One Chestnut Street marquee sign, located in the front parking lot, are by special arrangement only.

19. **Energy Conservation** – We strongly urge all tenants to turn lights and equipment off when not in use. Windows and exterior loading doors should also remain closed. Windows with air conditioner units will be covered with plastic to keep drafts out during the winter months.

20. **Portable Heaters** – No portable heaters of any kind are permitted at One Chestnut Street without prior authorization from Tichnor Properties. Under no circumstances are kerosene, propane or similar heaters permitted at any time, per our insurance company and the Nashua Fire Department. There are no exceptions.

21. **Rooftop Access** – No tenant shall have access to the rooftop without the specific written authorization of Tichnor Properties. Please note, there is a separate set of Rooftop Procedures that must be followed when accessing the roof.

22. **General** – Please let Tichnor Properties know immediately if you are experiencing problems with any of the building systems, such as alarms, electrical, plumbing, elevators, etc.

I acknowledge that I have received and read the One Chestnut Street Rules and Regulations.

Name: [signature]

Company: Colonial Electronic Mfrs., Inc.

Date: 4-9-2012

Revised January 1, 2012

SECOND LEASE ADDENDUM

The following shall serve as a SECOND Lease Addendum to the lease dated as of October 15, 2010 as amended April 9, 2012 ("Lease"), by and between One Chestnut Street Limited Partnership ("Lessee") and Colonial Electronic Manufacturers, Inc. ("Lessee") for the lease of space located on the second and third floor in the building located at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt of which is hereby acknowledged, the Lessor and the Lessee agree to amend the Lease as follows:

1. The Premises under Paragraph 1A of the Lease shall be amended as follows:

   a. Office Suite No. 209, located in the office section of the second floor of the Building and such space consisting of approximately 135 square feet, shall be added to the Premises.
   b. Office Suite No. 218, 219, 221, consisting of approximately 480 square feet, shall be deleted from the Premises.
   c. Office Suite No. 212A, consisting of approximately 925 square feet, shall be deleted from the Premises.

Lessee is leasing Office Suite No. 209 on an "as is" basis, and Lessor shall not be required to undertake any work or improvements to the above described additional space.

2. The term under Paragraph 3 of the Lease shall be extended until September 30, 2017.

3. Effective October 1, 2014, the base rent payable for the Premises under Paragraph 3 of the Lease shall be $128,856.00 per annum, payable in monthly installments of $10,738.00. Such additional base rent shall be subject to all of the provisions of Paragraph 3 of the Lease. The base rent payable shall increase by three per cent (3%) on each Lease Anniversary Date of the Lease going forward.

4. Lessee shall conform to all reasonable rules and regulations now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Lessee acknowledges receipt of Lessor's rules and regulations in effect at the time of the execution of this lease addendum.

All of the provisions of this SECOND Lease Addendum shall be effective as of October 1, 2014, and shall become incorporated into the Lease. All other terms and conditions of the Lease shall remain in full force and effect, and shall apply to this SECOND Lease Addendum.

Dated as of this 8th day of September 2014.

ONE CHESTNUT STREET LIMITED PARTNERSHIP
"Lessor"

Title: PRESIDENT

COLONIAL ELECTRONIC MANUFACTURERS, INC.
"Lessee"

Colonialadd-14

THIRD LEASE ADDENDUM

The following shall serve as a THIRD Lease Addendum to the lease dated as of October 15, 2010 as amended ("Lease"), by and between One Chestnut Street Limited Partnership ("Lessee") and Colonial Electronic Manufacturers, Inc. ("Lessee") for the lease of space located on the second and third floor in the building located at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt of which is hereby acknowledged, the Lessor and the Lessee agree to amend the Lease as follows:

1. The Premises under Paragraph 1 of the Lease shall be amended as follows:

   a. Suite No. 2-K, located in the warehouse section of the second floor of the Building and such space consisting of approximately 1200 square feet, shall be added to the Premises.
   b. Suite No. 3-F, consisting of approximately 1200 square feet and located on the third floor of the Building, shall be deleted from the Premises.

Lessee is leasing Suite No. 2-K on an "as is" basis, and Lessor shall not be required to undertake any work or improvements to the above described additional space.

2. There shall be no change in the base rent payable under Paragraph 3 of the Lease as a result of this lease addendum.

3. Lessee shall conform to all reasonable rules and regulations now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Lessee acknowledges receipt of Lessor's rules and regulations in effect at the time of the execution of this lease addendum.

All of the provisions of this THIRD Lease Addendum shall be effective as of January 15, 2015 and shall become incorporated into the Lease. All other terms and conditions of the Lease shall remain in full force and effect, and shall apply to this THIRD Lease Addendum.

Dated as of this 19th day of FEB., 2015.

____
ONE CHESTNUT STREET LIMITED PARTNERSHIP
"Lessor"

________________________ Title: PRESIDENT
COLONIAL ELECTRONIC MANUFACTURERS, INC.
"Lessee"

FOURTH LEASE ADDENDUM

The following shall serve as a FOURTH Lease Addendum to the lease dated as of October 15, 2010 as amended by four lease addenda ("Lease"), by and between One Chestnut Street Limited Partnership ("Lessor") and Colonial Electronic Manufacturers, Inc. ("Lessee") for the lease of space located on the second floor in the building located at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt of which is hereby acknowledged, the Lessor and the Lessee agree to amend the Lease as follows:

1. The term under Paragraph 3 of the Lease shall be extended until September 30, 2020.

2. The base rent payable under Paragraph 3 of the Lease shall continue at $136,704.00 per annum, payable in monthly installments of $11,392.00, effective October 1, 2017. The base rent payable under said Paragraph 3 shall increase by three percent (3%) on October 1, 2018 and by another three percent (3%) on October 1, 2019.

3. Lessee shall conform to all reasonable rules and regulations now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Lessee acknowledges receipt of Lessor's rules and regulations in effect at the time of the execution of this lease addendum.

All of the provisions of this FOURTH Lease Addendum shall be effective as of October 1, 2017 and shall become incorporated into the Lease. All other terms and conditions of the Lease shall remain in full force and effect, and shall apply to this FOURTH Lease Addendum.

Dated as of this 7th day of SEPT, 2017.

[signature] President [illegible] Inc G.P

ONE CHESTNUT STREET LIMITED PARTNERSHIP
"Lessor"

Steven E. Hofmann Title: PRESIDENT

COLONIAL ELECTRONIC MANUFACTURERS, INC.
"Lessee"

Colonialadd-17

16. **Passenger Elevator** – Bicycles, equipment, and/or freight deliveries are not permitted in the passenger elevator. No carts are allowed in the carpeted office hallways.

17. **Mail** – Upon request, each tenant will be assigned a postal box and key. Mailboxes are located in the lobby/1st floor area of the building. The U.S. Postal Service maintains these mailboxes. If you receive an over-sized package through the U. S. Mail that will not fit in your regular mailbox, a numbered key to a larger set of boxes will be left in your assigned mailbox by the Mail Carrier. These larger boxes are located across from the 1st floor elevator. We have a U.S. Postal Service mailbox located in the 1st floor lobby area – mail pick-up is Monday through Friday at 5:00 pm.

As a convenience and at the complete discretion of TPI, TPI will accept mail/UPS/Fedex/DHL packages in the management office on behalf of the tenant. However, it is understood and agreed that TPI shall not be held responsible or have any liability whatsoever in the event of any loss related to such packages, including theft or damage. In accepting such packages, TPI is not verifying the contents or quantities of such packages.

18. **Signage** – TPI will provide all tenants with signage for the Lobby Directory, the appropriate Floor Directory, as well as their unit sign. TPI must approve any and all additional signage. Tenant listings for the One Chestnut Street marquee sign, located in the front parking lot, are by special arrangement only.

19. **Energy Conservation** – We strongly urge all tenants to turn lights and equipment off when not in use. Windows and exterior loading doors should also remain closed. Windows with air conditioner units will be covered with plastic to keep drafts out during the winter months.

20. **Portable Heaters** – No portable heaters of any kind are permitted at One Chestnut Street without prior authorization from TPI. Under no circumstances are kerosene, propane or similar heaters permitted at any time, per our insurance company and the Nashua Fire Department. There are no exceptions.

21. **Rooftop Access** – No tenant shall have access to the rooftop without the specific written authorization of TPI. Please note, there is a separate set of Rooftop Procedures that must be followed when accessing the roof.

22. **General** – Please let TPI know immediately if you are experiencing problems with any of the building systems, such as alarms, electrical, plumbing, elevators, etc.

I acknowledge that I have received and read the TPI, One Chestnut Street Business Center Rules and Regulations.

Name: SEHolzman

Company: Colonial Electronic Manufacturers, Inc.

Date: 9/7/17

FIFTH LEASE ADDENDUM

The following shall serve as a FIFTH Lease Addendum to the lease dated as of October 15, 2010 as amended by four lease addenda ("Lease"), by and between One Chestnut Street Limited Partnership ("Lessor") and Colonial Electronic Manufacturers, Inc. ("Lessee") for the lease of space located on the second floor in the building located at One Chestnut Street, Nashua, NH ("Building").

For good and valuable consideration, the receipt of which is hereby acknowledged, the Lessor and the Lessee agree to amend the Lease as follows:

1. The Premises as described in Paragraph 1 of the Lease shall be adjusted by adding a total of 980 square feet to the Premises, such additional space located on the south side of the fourth floor of the Building and known as Unit #4-A-2. Such space shall be leased on an "as is" basis and it is understood that Lessor shall not be making any improvements to the space.

2. The base rent payable under Paragraph 3 of the Lease shall increase by $4,800.00 per annum, payable in monthly installments of $400.00, effective January 1, 2019.

3. Lessee shall conform to all reasonable rules and regulations now or hereafter promulgated by Lessor for the care and use of the Premises, the common areas and the Building. Lessee acknowledges receipt of Lessor's rules and regulations in effect at the time of the execution of this lease addendum.

All of the provisions of this FIFTH Lease Addendum shall be effective as of January 1, 2019 and shall become incorporated into the Lease. All other terms and conditions of the Lease shall remain in full force and effect, and shall apply to this FIFTH Lease Addendum.

Dated as of this 13th day of DECEMBER 2018.

[signature] President

ONE CHESTNUT STREET LIMITED PARTNERSHIP
"Lessor"

[signature] Title: PRESIDENT

COLONIAL ELECTRONIC MANUFACTURERS, INC.
"Lessee"

Colonialadd-18

TICHNOR PROPERTIES
ONE CHESTNUT STREET
NASHUA, NH
RULES AND REGULATIONS

In accordance with the terms of your lease, the following is a summary of the pertinent rules and regulations for One Chestnut Street. These rules and regulations do not supersede any of the terms or conditions of your lease.
Please call the office if you have any questions.

1. **Security/Alarm System** – Tichnor Properties maintains a perimeter building alarm system that is monitored by a Central Station and the Nashua Police Department. The alarm system is deactivated as follows: Monday through Friday: 7:00 am – 7:00 pm, and Saturday: 8:00 am – 1:00 pm. At all other times, the perimeter building alarm system is activated for your security. The alarm system is also activated during major legal holidays. Access cards are available for 24-hour access into the building; however, loading docks and freight elevators are only available for use during regular business hours. The front lobby door will be unlocked during regular business hours. In addition, we advise that you install your own security system for your premises.

2. **Access Cards** – The first three (3) electronic access cards for your business will be provided free of charge. Additional cards will be provided at a cost of $10.00 per card. There will be a $25.00 replacement charge for lost or non-returned cards or keys issued to the premises.

3. **Fire Alarm/Power Outage** – In the event that a fire alarm sounds, it is imperative for your safety, that without exception everyone immediately evacuate the building. Follow the posted evacuation route, gather in the front parking lot, and wait for the fire department to give the "all clear" before re-entering the building. In the event of a power outage, you should gather personal belongings or important files, and then it is imperative that everyone evacuate the building. The emergency lights in the corridors are intended to aid in evacuation, but do not provide long-term lighting. **We strongly urge you to install proper surge protection and battery back-up for your computer and phone equipment.**

4. **Cleaning & Maintenance** – Tichnor Properties is responsible for the cleaning and maintenance of all the common areas. Tenants are responsible for the cleaning and maintenance of their own premises, as well as disposing of their own trash and pallets. Yellow "banana boat" trash receptacles located in the warehouse sections of the 2nd, 3rd and 4th floors are to be used for bagged office trash only – no furniture, computers, computer monitors, or other objects may be placed in these receptacles. Littering or other abuse of common areas is considered to be a violation of the terms of your lease. You will be charged for excessive use of our trash dumpsters.

5. **Recycling Containers** – As an accommodation to our tenants and to encourage recycling, Tichnor Properties provides 2 single-source recycling containers, located on the 1st floor, for the recycling of cardboard, office paper, newspaper, catalogs, plastic, glass, aluminum beverage cans, etc. Any cardboard must be flattened and must fit inside the containers with the lid closed. Because these containers are provided for the use of all tenants, Tichnor Properties will have the discretion to assess a fee to those who regularly dispose of excess cardboard or other recyclables.

6. **Snow Removal** – Tichnor Properties will be responsible for all snow removal and parking lot maintenance.

7. **Telephone** – Each office has telephone jacks (warehouse space may or may not have jacks). Tenants will be responsible for installing their own telephone lines and additional jacks. Once you have activated a new phone number, it still has to be connected to the internal wiring of the building. Tenants must hire their own vendor, which Tichnor Properties must approve in advance. No one has access to the telephone closets in the building without the presence of Tichnor Properties staff.

8. **Internet Access** – Tenants will select their own Internet service provider. However, the building has been pre-wired for high-speed Internet access through Comcast. In addition, Fairpoint and other DSL and wireless alternatives are available.

9. **Utilities** – Tichnor Properties is responsible for maintaining the building systems except for telephone, or as agreed to between yourself and Tichnor Properties. Tenants must inform Tichnor Properties of their electrical requirements so that all of their needs can be met, and so that an estimated monthly electrical charge can be agreed upon. Please read your lease for details related to utilities. Further, please note that Tichnor Properties is not responsible for utility problems that originate outside of One Chestnut Street (for example, power outages due to burst water pipes in street, utility pole work, etc.).

10. **Alterations and Additions** – Any and all changes within your leased premises including electrical, carpentry, plumbing, locks (doors), structural or non-structural in nature, must be approved in advance and in writing by Tichnor Properties. **All vendors/contractors must be properly licensed and approved by Tichnor Properties prior to any work being done.**

11. **Smoking** – One Chestnut Street is a designated "no smoking" property, and smoking is not permitted (1) within leased tenant spaces, (2) in any common areas, or (3) near or around the exterior facility doorways. This is in compliance with state and local regulations. At Tichnor Properties complete discretion, there may be a designated smoking area.

12. **Pets** – No pets are allowed in the building at any time. There are no exceptions.

13. **Restrooms** – All tenants should use the restrooms designated in their leases.

14. **Parking** – Each tenant has a certain number of non-exclusive parking spaces allocated to them, whether in the front or back lot, as designated in their lease. Office tenants are allocated parking stickers for the front parking lot if indicated in their lease. Tenants and their employees without parking stickers MUST park in the back lot. Vehicles in the front lot without a valid sticker are subject to being towed. There are specific parking spaces designated for visitors and for handicapped parking. Tichnor Properties reserves the right to implement a sticker program for the back parking lot. **There is no overnight parking in either lot unless specifically requested in writing and approved by Tichnor Properties.**

15. **Warehouse/Freight Elevators/Loading Docks** – Please be considerate of all tenants, whether it is in regard to the loading area, use of freight elevators, common areas, cleanliness, noise, etc. When utilizing the freight elevators, please make sure you off-load in a timely manner so you do not to tie up the freight elevators any longer than necessary. Elevator doors must be kept closed when not in use. When utilizing the loading docks, please make sure the dock doors are closed when you are finished. Freight elevators and loading docks are only available during business hours when the building is open.

16. **Passenger Elevator** – Bicycles, equipment, and/or freight deliveries are not permitted in the passenger elevator.

17. **Mail** – Upon request, each tenant will be assigned a postal box and key. Mailboxes are located in the lobby/1st floor area of the building. The U.S. Postal Service maintains these mailboxes. If you receive an over-sized package through the U. S. Mail that will not fit in your regular mailbox, a numbered key to a larger set of boxes will be left in your assigned mailbox by the Mail Carrier. These larger boxes are located across from the 1st floor elevator. We have a U.S. Postal Service mailbox located in the 1st floor lobby area – mail pick-up is Monday through Friday at 5:00 pm.

18. **Signage** – Tichnor Properties will provide all tenants with signage for the Lobby Directory, the appropriate Floor Directory, as well as their unit sign. Tichnor Properties must approve any and all additional signage. Tenant listings for the One Chestnut Street marquee sign, located in the front parking lot, are by special arrangement only.

19. **Energy Conservation** – We strongly urge all tenants to turn lights and equipment off when not in use. Windows and exterior loading doors should also remain closed. Windows with air conditioner units will be covered with plastic to keep drafts out during the winter months.

20. **Portable Heaters** – No portable heaters of any kind are permitted at One Chestnut Street without prior authorization from Tichnor Properties. Under no circumstances are kerosene, propane or similar heaters permitted at any time, per our insurance company and the Nashua Fire Department. There are no exceptions.

21. **Rooftop Access** – No tenant shall have access to the rooftop without the specific written authorization of Tichnor Properties. Please note, there is a separate set of Rooftop Procedures that must be followed when accessing the roof.

22. **General** – Please let Tichnor Properties know immediately if you are experiencing problems with any of the building systems, such as alarms, electrical, plumbing, elevators, etc.

I acknowledge that I have received and read the One Chestnut Street Rules and Regulations.

Name: ______________________________

Company: ______________________________

Date: ______________________________

Revised January 1, 2014

To: Royal Bank America Leasing, L.P.

Debtor: Colonial Electronic Manufacturers, Inc.

Loan No.:

Equipment: **See Exhibit A**

Landlord's Waiver

For value received, the undersigned, One Chestnut Street LP landlord of the premises known a s One Chestnut St, Nashua which is now occupied, ~~in whole or~~ in part by Colonial Electronic Manufacturers, Inc. thereafter called "Debtor") hereby agrees as follows:
WH

1. Signer waives each and every right which undersigned now has, or may hereafter have, under the laws of the state of PA or by virtue of any lease now in effect or hereafter executed by said Debtor, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to by any reason of said equipment becoming a fixture to the leased premises, and said equipment is described above.

Portions o f said equipment are already o n said premises an d the remaining portion will hereafter be delivered or installed therein, and are or may hereafter become subject to a conditional sale, contract, trust receipt, bailment lease or chattel mortgage or other security instrument in favor of Royal Bank America Leasing, L.P. hereafter called "Lienor or Assigns".

2. Undersigned recognizes and acknowledges that any claim or claims that the said Lienor or Assigns have or may have against such chattels by virtue of any such security instrument is superior to any lien or claim of any nature which undersigned now has or may he reafter have to such chattels by stature, agreement or otherwise.

3. In the event of default by Debtor in the payment of any indebtedness to Lienor or Assigns, or in the performance of any extension or renewals thereof, Lienor or Assigns may remove said chattels or any part thereof, from the above mentioned premises in accordance with the terms and conditions of such security agreement, and undersigned covenant and agrees that undersigned will make no claim whatsoever to said chattels.

4. Lienor or Assigns may, without affecting the validity of this agreement, extend the times of payment of any indebtedness of Debtor to Lienor or Assigns or the performance of any of the terms or conditions of any such security instrument, without the consent of the undersigned and without giving notice thereof to the undersigned.

5. This agreement shall insure to the benefit of its successors and assigns of Lienor and shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.

Signed this 16th day of November, 2015

X [signature] President Tuckerman Capital Inc G.P.

Landlord: Signature

Citizens Bank™

LANDLORD'S CONSENT AND WAIVER OF LIEN

PREMISES: **1 Chestnut Street, Nashua, New Hampshire 03060**

TENANT: **Colonial Electronic Manufacturers, Inc.**

FOR VALUABLE CONSIDERATION, the undersigned, being the owner and landlord of the above-described premises, hereby waives any claim against or lien upon the books, records, inventory, equipment and other property of the Tenant and any proceeds therefrom (and replacements, substitutions and additions for or to the foregoing), located at or installed or to be installed in the aforesaid premises in which Citizens Bank, N.A. (the "Bank"), its successors or assigns, now or hereafter holds a security interest, with the exception of any equipment, electrical or the like which is considered to be a fixture under said lease.

The landlord further agrees to interpose no objections to the entry by the Bank, its successors and assigns, upon said premises for the purpose of removing and/or liquidating its collateral in the event of default by the tenant in its obligations to the Bank, provided that (a) the Bank restores any walls, windows, doors, partitions, roofs, floors or other parts of the premises materially damaged by it in the course of removal to their condition at the time of the Bank's entry into possession, (b) the Bank pays the landlord rent on a per diem basis at the same rate as the tenant for the period of its occupancy, such rent to be paid in arrears on the thirtieth (30th) day after the Bank's entry into possession, and (c) the Bank completes such removal and liquidation within ninety (90) days of the Bank's entry into possession. The undersigned agrees that upon the Bank taking possession of the premises that the Bank's only obligation shall be the payment of the aforementioned sums and no amount that may be due to the undersigned from tenant shall in any way be chargeable to the Bank or against the collateral of the Bank.

The landlord represents that a true and correct copy of the lease of said premises is attached hereto and acknowledges that there are currently no uncured defaults on the part of the tenant. The landlord agrees to give the Bank a copy of any notice of default given to the tenant under the lease and of any notice terminating the rights of the tenant thereunder. The landlord agrees that the Bank shall have the right for a period of thirty (30) days after receipt of such notice to either (a) enter into possession for the purpose of removing and liquidating its collateral in accordance with the preceding paragraph, or (b) cure any default which can be cured by the payment or expenditure of money and thereupon to assume all of the obligations and rights of the tenant under the lease in the Bank's discretion for a period of three (3) months or for the unexpired term of the lease, the assumption by the Bank and period of the Bank's tenancy to be set forth in writing to landlord within thirty (30) days of the Bank's entry on the premises. All notices to the Bank shall be in writing, by certified mail or overnight courier at the Bank's address as follows:

Citizens Bank, N.A.
875 Elm Street
Manchester, New Hampshire
03101

The acceptance of such rents or other sums from the Bank will not bar the landlord's rights against the tenant under the lease.

SIGNED and SEALED on behalf of the undersigned and the successors and assigns of the undersigned as of **July 12, 2017.**

Landlord:

By: ____________________
Name:
Title: